BIO-SOLUTIONS CORPORATION
ADVISOR AGREEMENT

This Agreement is made effective as of the 8th day of April, 2014 by and between **BIO-SOLUTIONS CORPORATION** (the "Company"), a corporation organized and existing under the laws of the state of Nevada, and **WILLIAM GALLAGHER** (the "Advisor").

WHEREAS, the Company desires that the Advisor provide advice and assistance to the Company in his area of expertise; and

WHEREAS, the Advisor whose expertise is in the area of capital formation, investment structuring, finance, marketing and sales desires to provide such advice and assistance to the Company under the terms and conditions as set forth in this Agreement;

NOW, THEREFORE, the Company and the Advisor hereby agree as follows:

1. Advisory Services & Term

(a) Subject to the terms and conditions of this Agreement, the Company hereby retains Advisor as an advisor and to perform advisory services for a term commitment from April 8, 2014 thru April 7, 2016, unless sooner terminated.

(b) It is understood that the purpose of the advising the Company to provide periodic review and advice relevant to certain Company matters. The advisor is to promote the Company's product(s) and introduce new products. The advisor is to provide capital formation initiatives. It is expressly understood that Advisor has no fiduciary obligation to Company, but instead a contractual one described by the terms of this Agreement. Company expressly agrees that under no circumstances will this role be compromised or inaccurately represented. The Advisor will report to Tom Metzger PHD, President, Bio-Solutions Corp.

2. Compensation.

The Company shall pay to the Advisor compensation valued at $30,000 per year, being total compensation of $60,000 during the term of this Agreement. The foregoing compensation shall be paid by the Company to the Advisor in $2,500 monthly cash installments. For months 1 and 2, the Advisor shall be paid $5,000 cash due and payable within five (5) days of execution of this Agreement. The cash payment shall be due and payable on the first day of each month commencing on month 3 and each month thereafter, subject to a grace period of 10 days. If any cash payments are made by the Company after the 10 day grace period, then a late fee payment in the amount equal to 10% of the cash amount due shall also be due and payable to the Advisor.

In addition the advisor will be paid a 10% commission on the collections of sales he initiates and consummates.

3. Independent contractor status.

The parties agree that this Agreement is based on the Advisor's realm of expertise specifically in the areas of capital formation and investment structuring and creates an independent contractor relationship, not an employment relationship. The Advisor acknowledges and agrees that the Company will not provide the Advisor with any employee benefits, including without limitation any employee stock purchase plan, social security, unemployment, medical, or pension payments, and that income tax withholding is Advisor's responsibility.

4. Confidential Information; Intellectual Property

Advisor understands and acknowledges that Company will be providing him with access to proprietary, valuable and confidential information that Advisor might otherwise not receive. The Advisor hereby covenants and agrees that all such information relating to the Company's business will be kept confidential, except to the extent that such information is required to be divulged to Advisor's support staff or associates in order to enable the Advisor to perform his services and obligations under this Agreement.

In addition, the parties also understand that should Advisor, in the course of providing Services, invent or participate in inventing modifications or improvements to Company technology or other intellectual property, the Contractor agrees that, upon their creation and/or invention, shall be exclusively owned by the Company without any rights or interests therein held by Advisor. To the extent that any of these inventions, creations or works may not be considered works made for hire for the Company under applicable laws, the Contractor assigns to the Company all ownership of such inventions, creations or works including but not limited to all copyrights and any other intellectual property rights.

5. General Provisions.

This Agreement is binding upon the parties hereto and their successors and assigns. This Agreement shall be interpreted, construed and governed in accordance with the laws of the State of Florida. This Agreement embodies the entire agreement and understanding between the parties concerning the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, between the parties. This Agreement may be executed in counterparts and may be executed by telefax signature which shall be valid and binding as original signatures for all purposes (evidentiary or otherwise).

5. Termination

Notwithstanding anything to the contrary set forth herein, the Advisor or the Company, as the case may be, shall have the right to terminate this Agreement, prior to the end of the Engagement Period, upon 10 days written notice to the other Party hereto, after the occurrence of any of the following events with respect to the other Party hereto:

- Any representation or warranty made by the other Party hereto set forth in this Agreement or in any information furnished pursuant to this Agreement shall prove to be materially false or materially misleading as of the time made;

- a breach by such other Party of any material term or provision hereof or any covenant or agreement of such other Party set forth herein or the failure of such other Party to observe or perform any term, provision, covenant or agreement set forth in this Agreement on its part to be observed or performed.

IN WITNESS WHEREOF, the parties have executed this Advisory Agreement as of the date first written above.

ADVISOR:

____
William Gallagher

BIO-SOLUTIONS CORP.:

By: ______________________________
Tom Metzger, President